Exhibit 99.1

ABIOMED ANNOUNCES FOURTH QUARTER GAAP EPS OF $0.09 ON RECORD REVENUE AND PATIENTS SUPPORTED

Full Year Revenue Exceeds Management Guidance

DANVERS, Mass., May 2, 2013 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today reported fourth quarter fiscal 2013 revenue of $43.7 million, up 17% compared to revenue of $37.3 million in the same period of fiscal 2012, and fourth quarter fiscal 2013 GAAP net income of $3.7 million or $0.09 per diluted share, compared to GAAP net income of $2.6 million or $0.06 per diluted share in the prior year. For the full fiscal year 2013, total revenue was $158.1 million, up 25% compared to $126.4 million for fiscal year 2012, and GAAP net income was $15.0 million or $0.37 per share, compared to GAAP net income of $1.5 million or $0.04 per diluted share in the prior year.

Financial and operating highlights during the fourth quarter of fiscal 2013 include the following:

•

As previously announced on April 17, 2013, fiscal fourth quarter worldwide Impella® revenue totaled $39.3 million, up 22% compared to revenue of $32.3 million during the same period of the prior year. Full year worldwide Impella revenue totaled $140.3 million, up 31% compared to $106.9 million for fiscal year 2012.

•

Fiscal fourth quarter U.S. Impella revenue grew 22% to $36.5 million from $29.9 million in the prior year. Full year U.S. Impella revenue grew 32% to $131.3 million from $99.1 million in the prior year.

•

An additional 30 hospitals purchased Impella 2.5 during the quarter, bringing the total to 748 U.S. Impella customer sites. As part of Abiomed’s continued controlled Impella CP launch, an additional 55 hospitals purchased Impella CP™, bringing the total number of Impella CP U.S. sites to 106.

•	Gross margin rate for the fourth quarter fiscal 2013 was 79.8% compared to 81.8% in the prior year. For the full fiscal year, gross margin rate was 80.0% compared to 80.6% in the prior year.

•

Operating margin rate for the fourth quarter fiscal 2013 was 9.5%, compared to 7.9% in the prior year period. For the full fiscal year, operating margin rate was 10.4% compared to 1.2% in the prior year.

•

Cash, cash equivalents, short and long-term marketable securities totaled $88.1 million as of March 31, 2013, an increase of $2.4 million from December 31, 2012. The Company continues to have no debt and a U.S.federal net operating loss carry-forward of approximately $190 million as of March 31, 2012.

•

Abiomed announced in February that it received a close-out letter from the Food and Drug Administration (FDA) Office of Compliance with respect to its previous FDA warning letter dated June 10, 2011. The close-out letter stated that the FDA Office of Compliance has completed its evaluation of the corrective actions taken by Abiomed in response to the previously disclosed FDA warning letter and that the concerns cited in that letter appear to have been addressed.

•

In February, an economic study on the use of percutaneous ventricular assist devices (pVAD) was published in the February edition of The Journal of Managed Care Medicine (JMCM), “A Budget Impact Model to Estimate the Cost Dynamics of Treating High-Risk Heart Failure Patients with Advanced Percutaneous Cardiac Assist Devices: The Payer Perspective.” Additionally, in May, the PROTECT II cost-effective study was published in the American Health and Drug Benefits Journal.

•

Abiomed also announced several reimbursement milestones in March, including recent Impella coverage decisions from national payers including Humana, UnitedHealthcare, Independence Blue Cross and Capital BlueCross. The recently updated coverage decisions include new Impella policies in the payers’ commercial and/or Medicare Advantage plans.

•

In April, Abiomed also announced the enrollment of the first patient in RECOVER RIGHT, an Investigational Device Exemption (IDE) study of Impella® RP (Right Peripheral). The Impella RP is a percutaneous heart pump that is implanted through a single access site in the patient’s leg and deployed through the venous system, across the right side of the heart without requiring a surgical procedure. The RECOVER RIGHT clinical study, which received FDA IDE approval to begin in November 2012, will enroll 30 patients that present with signs of right side heart failure and are being treated in the catheterization lab or cardiac surgery suite.

“We are proud to report another record quarter and record fiscal year in both number of patients supported and total revenue,” said Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed. “Our company has transformed into a resilient commercial organization, that is profitable, debt free and expanding the number of exclusive regulatory approvals, breakthrough innovative products and geographical reach.”

Based on current expectations, Abiomed expects fiscal year 2014 revenue to be in the range of $180 million to $185 million. Worldwide Impella revenue is forecasted to increase by approximately 20%. GAAP operating margin rate for the full fiscal year is expected to be in the range of 7% to 8% of revenue, including estimated legal costs of approximately $6.0 million to $8.0 million associated with the Department of Justice and shareholder matters.

The Company will host a conference call to discuss the fourth quarter and full fiscal year 2013 results today at 8:00 a.m. ET with Michael R. Minogue, Chairman, President and Chief Executive Officer; Robert L. Bowen, Vice President and Chief Financial Officer; and Susan V. Lisa, Senior Director of Investor Relations and Corporate Development.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial (877) 638-9567; the international number is (253) 237-1032. A replay of this conference call will be available beginning at 11 a.m. ET May 2, 2013 through 11:59 p.m. ET on May 10, 2013. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 36674557.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including the potential for future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K and quarterly report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Susie Lisa, CFA

Senior Director, Investor Relations and Corporate Development

978-646-1590

slisa@abiomed.com

Aimee Genzler

Corporate Communications Manager

978-646-1553

ir@abiomed.com

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Abiomed, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

	March 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$9,451	$5,990
Short-term marketable securities	67,256	71,233
Accounts receivable, net	22,946	20,458
Inventories	14,930	11,142
Prepaid expenses and other current assets	2,022	1,716

Total current assets	116,605	110,539
Long-term marketable securities	11,406	—
Property and equipment, net	6,549	6,378
Intangible assets, net	—	115
Goodwill	35,410	36,846
Other long-term assets	29	33

Total assets	$169,999	$153,911

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,696	$6,910
Accrued expenses	15,162	12,480
Deferred revenue	4,198	3,025

Total current liabilities	27,056	22,415
Long-term deferred tax liability	5,555	4,799
Other long-term liabilities	308	400

Total liabilities	32,919	27,614

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	397	393
Authorized - 100,000,000 shares; Issued - 39,788,383 shares at March 31, 2013 and 39,323,708 shares at March 31, 2012;
Outstanding - 38,601,384 shares at March 31, 2013 and 39,272,754 shares at March 31, 2012
Additional paid in capital	414,810	401,771
Accumulated deficit	(258,261)	(273,275)
Treasury stock at cost - 1,186,999 shares at March 31, 2013 and 50,954 shares at March 31, 2012	(16,129)	(827)
Accumulated other comprehensive loss	(3,737)	(1,765)

Total stockholders’ equity	137,080	126,297

Total liabilities and stockholders’ equity	$169,999	$153,911

Abiomed, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share data)

	Three Months Ended March 31,		Year Ended March 31,
	2013	2012	2013	2012
Revenue:
Product revenue	$43,536	$37,237	$157,614	$125,286
Funded research and development	138	107	510	1,089

	43,674	37,344	158,124	126,375

Costs and expenses:
Cost of product revenue	8,826	6,786	31,596	24,507
Research and development	6,822	7,236	25,647	27,159
Selling, general and administrative	23,894	20,028	84,227	71,711
Amortization of intangible assets	—	352	111	1,478

	39,542	34,402	141,581	124,855

Income from operations	4,132	2,942	16,543	1,520

Other income (expense):
Investment (expense) income, net	(7)	1	(7)	(3)
Gain on settlement of investment	—	—	—	1,017
Other income (expense), net	15	(15)	326	9

	8	(14)	319	1,023

Income before provision for income taxes	4,140	2,928	16,862	2,543
Income tax provision	398	361	1,848	1,048

Net income	$3,742	$2,567	$15,014	$1,495

Basic net income per share	$0.10	$0.07	$0.38	$0.04
Basic weighted average shares outstanding	38,445	38,840	39,113	37,159

Diluted net income per share	$0.09	$0.06	$0.37	$0.04
Diluted weighted average shares outstanding	39,824	41,251	41,052	40,172